SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COMMUNITY FINANCIAL SHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

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COMMUNITY FINANCIAL SHARES, INC.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER _____, 2008

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Community Financial Shares, Inc. (the “Company”) to be held on ________________, December ____, 2008 at __:__ __.m., local time, at Community Bank-Wheaton/Glen Ellyn, 357 Roosevelt Road, Glen Ellyn, Illinois.

A proxy statement and proxy card for the special meeting accompany this notice. The special meeting is for the purpose of considering and acting upon:

1.	A proposal to amend the Company’s certificate of incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock;

2.	A proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders; and

3.	The transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof. (Note: The Board of Directors is not aware of any other business to come before the meeting.)

Your Board of Directors recommends that you vote “FOR” the proposals set forth in the accompanying proxy statement.

Only the stockholders of record as of the close of business on November ___, 2008 may vote at the special meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please act promptly by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. As described more fully in the accompanying proxy statement, if you attend the meeting, you may vote your shares in person, even if you have previously submitted a written proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher P. Barton

Corporate Secretary

Glen Ellyn, Illinois

November ____, 2008

COMMUNITY FINANCIAL SHARES, INC.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER _____, 2008

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Community Financial Shares, Inc. (the “Company”) for the special meeting of stockholders to be held on December ____, 2008 and for any adjournment or postponement thereof. You are receiving this proxy statement and proxy card from us because you were the owner of record of shares of the Company’s common stock as of the close of business on November ____, 2008, the record date for the special meeting. The Company is the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), an Illinois state-chartered bank that primarily serves the financial needs of the communities of Wheaton and Glen Ellyn, Illinois.

We are holding the special meeting of stockholders at Community Bank-Wheaton/Glen Ellyn, 357 Roosevelt Road, Glen Ellyn, Illinois, at __:__ __.m., local time, on December ___, 2008.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about November ___, 2008.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of Company common stock that you owned as of the close of business on November ___, 2008. As of the close of business on November ___, 2008, a total of 1,245,267 shares of Company common stock were outstanding.

Ownership of Shares; Attending the Meeting

You may own shares of the Company’s common stock in one or more of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At the special meeting, stockholders will vote on (1) a proposal to amend the Company’s certificate of incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock and (2) a proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

In voting on the proposal to amend the Company’s certificate of incorporation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal to amend the Company’s certificate of incorporation, the affirmative vote of a majority of the outstanding shares of the Company’s common stock is required.

In voting on the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal to grant management the authority to adjourn, postpone or continue the meeting, the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote is required.

Routine and Non-Routine Proposals. The rules of the New York Stock Exchange determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker, bank or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker, bank or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when a broker, bank or other entity holding shares for an owner in street name is unable to vote on a particular proposal because the proposal is non-routine and has not received voting instructions from the beneficial owner. The proposal to amend the Company’s certificate of incorporation is currently considered a non-routine matter under the rules of the New York Stock Exchange because it authorizes the issuance of shares of Company preferred stock. The proposal to grant management the authority to adjourn, postpone or continue the meeting is currently considered a routine matter under the rules of the New York Stock Exchange.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

Voting by Proxy

The Board of Directors of the Company is sending you this proxy statement for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends a vote:

•	“FOR” the approval of the proposal to amend the Company’s certificate of incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock; and

•	“FOR” the approval of the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. If the special meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the special meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

PROPOSAL NO. 1:

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK

General

The Company’s Board of Directors has adopted, subject to stockholder approval, an amendment to Article FOURTH of the Company’s certificate of incorporation that would authorize for issuance up to one million (1,000,000) shares of preferred stock. Under the Company’s existing certificate of incorporation, the Company does not have the authority to issue shares of preferred stock. If the stockholders approve this proposal to amend the Company’s certificate of incorporation, the Company will be authorized to issue six million (6,000,000) shares of capital stock, consisting of five million (5,000,000) shares of common stock, no par value, and one million (1,000,000) shares of preferred stock, par value $1.00 per share. The proposed amendment does not change the current number of authorized shares of common stock of the Company. The preferred stock to be authorized (the “Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Company’s Board of Directors from time to time. As such, the Preferred Stock would be available for issuance without further action by the Company’s stockholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which the Company’s securities are then trading or quoted.

A copy of the proposed certificate of amendment to the Company’s certificate of incorporation is attached as Appendix A to this proxy statement. If the proposal is approved by the Company’s stockholders, the Board of Directors will have the authority to make any and all changes to the proposed amendment it deems necessary to give it effect and cause the Secretary of State of the State of Delaware to accept it for filing.

The Board of Directors has unanimously approved the proposed amendment to the Company’s certificate of incorporation and recommends that stockholders vote “FOR” the proposal to amend the Company’s certificate of incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock.

Reasons for the Proposed Amendment

The Company’s Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its stockholders for several reasons. First, the authorization of the Preferred Stock would permit the Company to participate in the federal government’s limited purchase of preferred stock in financial institutions under the capital purchase program (the “Capital Purchase Program”) announced by the U.S. Department of Treasury (the “Department of Treasury”) on October 14, 2008 in connection with the recent enactment of the Emergency Economic Stabilization Act of 2008. As noted below, the Company believes that it will be eligible to participate in the Capital Purchase Program as either a “public” or a “private” company and would expect to participate as a “public” company. Regardless, in either scenario, the Company’s certificate of incorporation will need to be amended to authorize the issuance of the Preferred Stock. In addition, the authorization of the Preferred Stock would also permit the Company’s Board of Directors to issue such stock without further stockholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital raising transactions and for other corporate purposes.

Capital Purchase Program

General. On October 14, 2008, the U.S. government announced a series of initiatives to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. In connection therewith, the Department of the Treasury introduced the Capital Purchase Program in order to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. While the Company currently believes that participation in the Capital Purchase Program is in the bests interests of the Company and its stockholders and has applied to participate in the Capital Purchase Program, the Company has not yet received approval to participate in the Capital Purchase Program and approval is not guaranteed. Further, even if the Company’s application for participation is approved, the Company is not required to participate in the Capital Purchase Program.

Under the terms of the Capital Purchase Program, the Department of Treasury will purchase up to $250 billion of senior preferred shares of stock on standardized terms from qualifying financial institutions. The Company, as a qualifying financial institution, may issue an amount of senior preferred stock equal to not less than one percent (1%), or approximately $2.4 million, of its risk-weighted assets, and not more than the lesser of (1) $25 billion and (2) three percent (3%), or approximately $7.2 million, of its risk-weighted assets. It is anticipated that if the Company participates in the Capital Purchase Program, the Company will sell to the Department of Treasury up to $7.0 million of the Preferred Stock authorized for issuance by the amendment to the Company’s certificate of incorporation. The $7.0 million of the Preferred Stock would represent approximately 29.5% of the Company’s tangible equity at September 30, 2008, after giving effect to the issuance of the Preferred Stock.

The Department of Treasury will not be obligated to accept the Company’s application for participation in the Capital Purchase Program. As a result, the estimated proceeds set forth above from the proposed sale of Preferred Stock to the Department of Treasury cannot be guaranteed by the Company. The Bank is currently considered a well-capitalized financial institution for purposes of the federal prompt corrective action regulations. The Bank’s capital ratios remain strong and the Company believes that the Bank currently has sufficient liquidity to meet its anticipated funding needs even if its application for participation in the Capital Purchase Program is not approved by the Department of Treasury. However, the Company believes that the terms of the Capital Purchase Program are favorable from a financial point of view and that the Company’s access to capital markets, if necessary, would be more costly if its application is not approved by the Department of Treasury.

Terms of the Capital Purchase Program. Any Preferred Stock issued pursuant to the Capital Purchase Program would pay cumulative dividends at a rate of five percent (5%) per annum and would reset to a rate of nine percent (9%) at the end of the fifth year. The Preferred Stock could not be redeemed for a period of three years from the date of the Department of Treasury’s investment, except under limited circumstances. After the third anniversary of the date of the investment, the Preferred Stock could be redeemed, in whole or in part, at any time and from time to time, at the option of the Company. Any redemption of the Preferred Stock would be at one hundred percent (100%) of its issue price, plus accrued and unpaid dividends for the then current dividend period, regardless of whether any dividends are actually declared for such dividend period.

As long as shares of the Preferred Stock issued in connection with the Capital Purchase Program are outstanding, the Company would not be able to declare or pay cash dividends on any shares of its common stock unless all dividends on the Preferred Stock had been paid in full. Further, unless the shares of Preferred Stock are redeemed or fully transferred to third parties, until the third anniversary of the investment of the Department of Treasury, any increase in the Company’s common stock dividends would be prohibited without the prior approval of the Department of Treasury. The consent of the Department of Treasury is also required for most share repurchases until the third anniversary of the investment unless the Preferred Stock is redeemed or transferred.

The Preferred Stock issued in connection with the Capital Purchase Program would generally be non-voting, except under certain limited circumstances. Except for these limited circumstances in which the Preferred Stock would have voting rights, the issuance of shares of Preferred Stock pursuant to the Capital Purchase Program would only dilute the relative voting power of the current holders of the Company’s common stock to the extent that additional shares of the Company’s common stock were issued upon the exercise of the warrants described below. In the event that dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Department of Treasury will have the right to elect two directors to the Company’s Board. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

The Preferred Stock will also not be subject to restrictions on transferability. The Company will not have to file a registration statement covering the Preferred Stock to be issued in connection with the Capital Purchase Program unless the Department of Treasury specifically requests the filing of such a registration statement. In the event that the Department of Treasury makes such a request and the Company is required to file a registration statement, the Company will also have to grant “piggyback” registration rights for the Preferred Stock. The registration statement would also register shares of the Company’s common stock that would be issuable upon the exercise of the warrants to purchase shares of common stock described in the next paragraph, as well as depository shares (representing fractional shares of the Preferred Stock) if they are issued.

As part of the Capital Purchase Program, the Department of Treasury would also receive warrants to purchase shares of the Company’s common stock with an aggregate market price equal to fifteen percent (15%) of the Preferred Stock issued in connection with the Capital Purchase Program. Assuming the Company issued the maximum number of shares of Preferred Stock it was eligible to issue under the Capital Purchase Program, and assuming a warrant exercise price of $            , the maximum number of shares of the Company’s common stock issuable pursuant to these warrants would represent approximately             % of the Company’s outstanding shares of common stock as of November     , 2008, the record date for the special meeting. The warrants would have a term of ten years and would be immediately exercisable, in whole or part. The exercise price for the warrants will be the market price of the Company’s common stock at the time of issuance calculated on a 20-trading day trailing average. As of November     , 2008, the record date for the special meeting of stockholders, the 20-trading day average price of the Company’s common stock was $            .

In the event the Company participates in the Capital Purchase Program, the Company must also adopt the Department of Treasury’s standards for executive compensation and corporate governance for the period which the Department of Treasury holds equity issued under the Capital Purchase Program, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) a required “clawback” of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) a prohibition on the financial institution from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and (4) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. The Company is currently evaluating whether it would be required to amend or modify any existing employee benefit plans or contracts to comply with the limits on executive compensation and corporate governance established by the Department of Treasury, and, if it participates in the Capital Purchase Program, the Company will make any such amendments or modifications to its existing benefit plans or contracts required by the executive compensation and corporate governance limitations required by the Department of Treasury of participants in the Capital Purchase Program.

Alternative Requirements for “Private Companies.” The terms of the Capital Purchase Program summarized above apply to companies that are considered to be “public” under the Capital Purchase Program – i.e., companies whose securities are listed on a national securities exchange, such as the New York Stock Exchange or Nasdaq Stock Market, or quoted on the automatic system of a national securities association. The Company’s securities are quoted on the OTC Bulletin Board and, based on additional guidance recently released by the Department of Treasury, may be considered to be a “private” company for purposes of the Capital Purchase Program. As described below, certain of the terms of the Capital Purchase Program are different for “private” companies. Based on current information, the Company believes that if its application to participate in the Capital Purchase Program is approved, it will have the option to participate as either a “public” or a “private” company, and would expect to participate as a “public” company.

The terms of the Capital Purchase Program for “private” companies, as recently made available in a term sheet issued by the Department of Treasury, appear to be substantially similar to the terms offered to “public” companies. The differences in the “private” company terms relate to (i) dividends and stock repurchases, (ii) warrants and (iii) “related party transactions”. In the event that the Company elects or is required to participate in the Capital Purchase Program as a “private” company, it would be subject to these requirements. Accordingly, as a “private” company, with respect to the dividends and stock repurchases:

•

After the third anniversary, and prior to the tenth anniversary, of the Department of Treasury’s investment, the Department of Treasury must approve any increase in the Company’s common dividend that exceeds 3% per year and the Company cannot use a stock dividend or split as a means to increase cash dividends;

•

The Department of Treasury’s consent will also be required for any share repurchases until the tenth anniversary of the investment date, other than repurchases of the Preferred Stock issued in connection with the Capital Purchase Program and repurchases of common or junior preferred securities in connection with any benefit plan in the ordinary course of business consistent with past practice, unless before that time the Preferred Stock issued in connection with the Capital Purchase Program has been redeemed in whole or the Department of Treasury has transferred the shares to third parties; and

•

After the tenth anniversary of the Department of Treasury’s investment, the Company cannot pay any common dividends or repurchase any equity securities or trust preferred securities until all equity securities held by the Department of Treasury have been redeemed or the Department of Treasury has transferred the shares to third parties.

In addition, instead of warrants to purchase shares of the Company’s common stock, private companies are required to provide the Department of Treasury with a warrant to purchase additional shares of Preferred Stock with an aggregate liquidation preference equal to 5% of the Department of Treasury’s preferred investment. The exercise price for the warrants would be $1.00 per share and the Department of Treasury has expressed its intent to exercise such warrants immediately. The preferred shares issued upon the exercise of these warrants (the “Warrant Preferred Stock”) would be identical to the Preferred Stock except that the Warrant Preferred Stock would earn dividends at a rate of 9% from inception and may not be redeemed until all of the shares of Preferred Stock have been redeemed.

Furthermore, under the private company term sheet, for so long as the Department of Treasury holds any equity securities of the Company, neither the Company nor the Bank would be permitted to enter into any transactions with related persons unless such transactions are on terms no less favorable to the Company or Bank than could be obtained from an unaffiliated third party and have been approved by the Audit Committee or a comparable body of the Company’s or Bank’s Board of Directors.

Pro Forma Financial Information. The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2007 and the nine month period ended September 30, 2008 (i) assumes that the Company will participate in the Capital Purchase Program on the same terms as those offered to “public” companies and (ii) shows the effects of a minimum of $2.4 million and a maximum of $7.0 million of Preferred Stock that would be issued to the Department of Treasury in connection with the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “minimum” or “maximum” scenario based on the actual proceeds the Company receives if it elects to participate in the Capital Purchase Program and its application is approved by the Department of Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, and any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock to be issued to the Department of Treasury. Accordingly, the Company can provide no assurance that the “minimum” or “maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The Company has included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to amend the Company’s certificate of incorporation.

		Pro Forma (2)
	Historical	September 30, 2008
Balance sheet data:	September 30, 2008	Minimum	Maximum
ASSETS
Cash and due from banks	$5,387	$5,387	$5,387
Securities and other interest earning assets (3)	27,784	28,164	32,923
Loans, net	221,334	221,334	221,334
Other assets	30,604	30,604	30,604
Total assets	$285,109	$285,489	$290,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$242,949	$242,949	$242,949
Borrowings (3)	24,609	22,609	22,609
Other liabilities	815	815	815

Total liabilities	268,373	266,373	266,373

Shareholders’ equity
Preferred stock (1)	—	2,380	7,139
Common stock-no par value	—	—	—
Paid-in capital	4,863	4,863	4,863
Retained earnings	12,435	12,435	12,435
Accumulated other comprehensive loss	(562)	(562)	(562)
Total shareholders’ equity	16,736	19,116	23,875

Total liabilities and shareholders’ equity	$285,109	$285,489	$290,248

Common shares outstanding	1,245,267	1,245,267	1,245,267

(1)	The pro forma financial information reflects the issuance of a minimum of $2,380,000 and a maximum of $7,139,000 aggregate liquidation value of the Company’s Preferred Stock in connection with the Capital Purchase Program.
(2)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3)	Assumes that $2,000,000 of the proceeds will be used to reduce short-term borrowings and that the remainder will be initially invested in federal funds sold earning a rate of 1.00%.

		Pro Forma (1)
	Historical	Nine months ended September 30, 2008
Income Statement Data:	Nine months ended September 30, 2008	Minimum	Maximum
Total interest income (2)	$11,657	$11,660	$11,696
Total interest expense (2)	5,376	5,308	5,308

Net interest income	6,281	6,352	6,388
Provision for loan losses	1,625	1,625	1,625

Net interest income after a provision for loan losses provision for loan losses	4,656	4,727	4,763
Total noninterest income	954	954	954
Total noninterest expense	7,338	7,338	7,338

Income before income taxes	(1,728)	(1,657)	(1,621)
Income tax expense	(682)	(682)	(682)

Net income	$(1,046)	$(975)	(939)

Effective dividend on preferred stock		89	268
Net income available to common shareholders		(1,064)	(1,207)

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	Assumes that $2,000,000 of the proceeds will be used to reduce short-term borrowings and that the remainder will be initially invested in federal funds sold earning a rate of 1.00%.

		Pro Forma (1)
	Historical	Twelve months ended December 31, 2007
Income Statement Data:	Twelve months ended December 31, 2007	Minimum	Maximum
Total interest income (2)	$17,212	$17,216	$17,263
Total interest expense (2)	8,043	7,953	7,953

Net interest income	9,169	9,263	9,310
Provision for loan losses	420	420	420

Net interest income after a provision for loan losses provision for loan losses	8,749	8,843	8,890
Total noninterest income	2,227	2,227	2,227
Total noninterest expense	9,025	9,025	9,025

Income before income taxes	1,951	2,045	2,092
Income tax expense	284	284	284

Net income	$1,667	$1,761	$1,983

Effective dividend on preferred stock		119	357
Net income available to common shareholders		1,642	1,451

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	Assumes that $2,000,000 of the proceeds will be used to reduce short-term borrowings and that the remainder will be initially invested in federal funds sold earning a rate of 1.00%.

		Pro Forma		Pro Forma
	As Reported 9/30/08	Minimum 9/30/08	Maximum 9/30/08	Minimum 12/31/07	Maximum 12/31/07
Capital Ratios:
Total Risk Based Capital	10.2%	11.6%	13.5%	10.4%	12.4%
Leverage	9.3%	10.3%	12.3%	9.6%	11.6%
Tier 1	7.7%	8.5%	10.2%	8.1%	9.8%

In the event that the Company elects or is required to participate in the Capital Purchase Program under the terms made available to “private” companies, the Company would realize an additional expense of $           and $           in the “minimum” and “maximum” scenarios, respectively, as a result of the 9% dividend paid on the Warrant Preferred Stock.

Flexibility to Raise Capital, Structure Acquisitions and Otherwise Meet Corporate Needs

The Preferred Stock would also enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of stockholders to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce cost because it will not have seek stockholder approval for the transaction under the rules of any quotation system or stock exchange to which it is or may be subject. Although the Company presently contemplates no particular transaction involving the issuance of the Preferred Stock other than its possible participation in the Capital Purchase Program, the Company’s Board of Directors and management believes it is in the best interests of the Company to be prepared to issue the Preferred Stock without the necessity of another stockholders’ meeting should the Preferred Stock be deemed a beneficial component of any future capital raising initiative.

Possible Adverse Effects of the Proposal

Although the Company currently has no arrangements, commitments or plans with respect to the issuance of any of the shares of Preferred Stock other than in connection with the Company’s potential participation in the Capital Purchase Program, future issuances of the Preferred Stock by the Board of Directors could have certain adverse effects upon the holders of the Company’s common stock. For instance, the issuance of shares of the Preferred Stock with greater voting rights generally or with respect to particular matters would adversely affect the voting power of holders of the Company’s common stock. In addition, while the shares of Preferred Stock that may be issued in the Capital Purchase Program are not convertible into shares of common stock, a series of Preferred Stock that is convertible into or redeemable for shares of the Company’s common stock may be issued by the Board of Directors. The issuance of common stock upon the conversion of such Preferred Stock would increase the number of shares of common stock of the Company outstanding, thereby diluting the percentage ownership of existing stockholders. Likewise, any issuance of common stock of the Company upon the exercise of the warrants to be issued as part of the Capital Purchase Program, if at all, would dilute the percentage ownership of existing holders of common stock accordingly. The issuance of common stock upon a conversion may also dilute book value per share and/or earnings per share. The holders of common stock will not have pre-emptive rights with respect to the Preferred Stock or common stock issued upon the conversion of shares of Preferred Stock. Finally, shares of Preferred Stock generally are preferred to common stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of common stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of the Preferred Stock.

Possible Anti-Takeover Effects of the Proposal

The authorization of the Preferred Stock could operate to provide anti-takeover protection for the Company. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe is in the best interests of the Company or its stockholders, the Board of Directors will have the ability to readily issue shares of the Preferred Stock with certain rights, preferences and limitations that make the proposed takeover attempt more difficult to complete.

The authorization to issue Preferred Stock could also benefit present management. A potential acquirer may be discouraged from attempting a takeover because the Board of Directors possesses the authority to issue the Preferred Stock. As a result, members of management may be able to retain their positions more easily. The Board of Directors, however, does not intend to issue any Preferred Stock except on terms that the Board of Directors deems to be in the best interests of the Company and its stockholders.

This proposal is not in response to any attempt to acquire control of the Company, nor is the Company aware of any such attempt. Further, this proposal is not an effort by management of the Company to make it more difficult to replace incumbent members of management and is not part of a plan by the Company to adopt a series of anti-takeover measures.

Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required for the approval of this proposal.

PROPOSAL NO. 2:

APPROVAL OF ADJOURNMENT, POSTPONEMENT OR

CONTINUATION OF THE SPECIAL MEETING

If, at the special meeting of stockholders, the number of shares of the Company’s common stock present or represented and voting in favor of the proposed amendment to the Company’s certificate of incorporation is insufficient to approve Proposal No. 1 above, the Company’s management may move to adjourn, postpone or continue the special meeting in order to enable the Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Company’s certificate of incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning, postponing or continuing the special meeting of stockholders and any later adjournments. If the Company’s stockholders approve this proposal, the Company could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit proxies in favor of the proposal to amend the Company’s certificate of incorporation, including the solicitation of proxies from the stockholders that have previously voted against the proposal to amend the certificate of incorporation. Among other things, approval of this proposal could mean that, even if the proxies representing a sufficient number of votes against the proposal to amend the certificate of incorporation have been received, the Company could adjourn, postpone or continue the special meeting without a vote on the proposal to amend the certificate of incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the certificate of incorporation.

The Company’s Board of Directors believes that if the number of shares of Company common stock present or represented at the special meeting and voting in favor of the proposal to amend the certificate of incorporation is insufficient to approve the amendment, it is in the best interests of the Company and its stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment to the Company’s certificate of incorporation.

The affirmative vote of a majority of the shares represented at the special meeting and entitled to vote is required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” the approval of the proposal to grant the Company’s management the authority to adjourn, postpone or continue the special meeting of stockholders.

STOCK OWNERSHIP

As of November ____, 2008, the record date for the special meeting of stockholders, the Company had 1,245,267 shares of common stock issued and outstanding. Each stockholder of record as of the record date is entitled to one vote per share of common stock on each matter submitted to stockholders at the special meeting, so long as those votes are represented either in person or by proxy at the special meeting.

Security Ownership of Certain Beneficial Owners

The Company knows of no persons or groups which are beneficial owners of more than five percent of the Company’s outstanding common stock as of November ____, 2008.

Security Ownership of Management

The following table indicates, as of November ____, 2008, the number of shares of common stock beneficially owned by: (1) each director of the Company; (2) the “named executive officers” (as defined below) of the Company for the fiscal year ended December 31, 2007; and (3) all directors and executive officers of the Company as a group. For purposes hereof, the “named executive officers” of the Company are: (1) Scott W. Hamer, President and Chief Executive Officer of the Company; (2) Christopher P. Barton, Vice President and Secretary of the Company; and (3) William W. Mucker, Vice President and Assistant Secretary of the Company.

Name	Number of Shares Owned	Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(1)
William F. Behrmann
Penny A. Belke, DDS
H. David Clayton, DVM (2)
Raymond A. Dieter, Jr., MD (3)
Donald H. Fischer
Robert F. Haeger
Scott W. Hamer
Mary Beth Moran
Joseph S. Morrissey, DDS (4)
John M. Mulherin (5)
Christopher P. Barton
William W. Mucker
All directors and executive officers as a group (12 persons)

*	Does not exceed 1.0% of the Company’s voting securities.
(1)	Based on shares of Company common stock outstanding and entitled to vote as of the close of business on November , 2008, plus the number of shares that may be acquired by each individual (or group of individuals) by exercising options.
(2)	Includes shares held in a trust of which Dr. Clayton is trustee.
(3)	Includes shares held in a trust of which Dr. Dieter is trustee.
(4)	Includes shares held in joint tenancy of which Dr. Morrissey has shared investment and voting power and shares held in an employee retirement plan.
(5)	Includes shares held in joint tenancy of which Mr. Mulherin has shared investment and voting power and shares held by Mr. Mulherin’s spouse in an individual retirement account.

ATTENDANCE AND AVAILABILITY OF ACCOUNTANTS AT THE SPECIAL MEETING

Representatives of BKD LLP, the Company’s independent registered public accounting firm, are not expected to be present at the special meeting, will not have the opportunity to make a statement if they so desire, and are not expected to be available to respond to appropriate stockholder questions.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the Company’s 2009 annual meeting of stockholders must be received by the Company at 357 Roosevelt Road, Glen Ellyn, Illinois 60137 in the form of a written notice no later than December 26, 2008 in order to be included in the Company’s proxy statement and related proxy materials for that meeting. Otherwise, such a proposal will be considered untimely. Any stockholder proposal will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission (the “SEC”).

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING

The Company’s Board of Directors knows of no matters other than those referred to in the accompanying notice of special meeting of stockholders which may properly come before the special meeting. However, if any other matter should be properly presented for consideration at the special meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interests.

FINANCIAL AND OTHER INFORMATION

The following financial statements and other portions of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 28, 2008 (the “Form 10-K”), and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC on November 14, 2008 (the “Form 10-Q”), are incorporated by reference herein:

•	Financial statements and supplementary financial information of the Company appearing in Part II, Item 8 of the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	Management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•	Quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part I, Item 3 of the Form 10-Q; and

•	Changes in and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9 of the Form 10-K.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and prior to the date of the special meeting of stockholders are also incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Upon request, the Company will provide, without charge to any stockholder entitled to vote at the special meeting, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC. Such request should be made to the Corporate Secretary of the Company at 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, whether the Company’s application to participate in the Capital Purchase Program is accepted, the final terms of the Capital Purchase Program as they apply to the Company, the Company’s use of the proceeds it receives from the Capital Purchase Program, if any, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the Department of Treasury and the Federal Reserve Board, the quality and composition of the Bank’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in real estate market values in the Company’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

COSTS OF SOLICITATION

The Company will pay the costs of soliciting proxies. In addition to the solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telegram or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the special meeting, please act promptly by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher P. Barton

Corporate Secretary

Glen Ellyn, Illinois

November ____, 2008

Appendix A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

(Pursuant to 8 Del. Code Section 242)

Community Financial Shares, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: That resolutions of the Board of Directors of said corporation were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring such amendment to be advisable. The resolution setting froth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the following amendment, which shall replace Article FOURTH of the Company’s Certificate of Incorporation in its entirety, is hereby approved and declared advisable by the Board of Directors:

The total number of shares of capital stock which the corporation shall have authority to issue is six million (6,000,000), consisting of five million (5,000,000) shares of common stock (the “Common Stock”), all of such shares of Common Stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Second: That, thereafter, pursuant to resolutions adopted by the corporation’s Board of Directors, the stockholders of said corporation approved the amendment at a duly called special meeting of stockholders.

Third. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Community Financial Shares, Inc. has caused this Certificate of Amendment to be signed this          day of                                       , 2008.

COMMUNITY FINANCIAL SHARES, INC.

By:
Scott W. Hamer
President and Chief Executive Officer

A-2

COMMUNITY FINANCIAL SHARES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER     , 2008

PLEASE COMPLETE, DATE, SIGN AND MAIL THE

DETACHED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

DETACH PROXY CARD HERE

---------------------------------------------------------------------------------------------------------------------------------------------------------

By signing this proxy card you acknowledge receipt of the Notice of Special Meeting of Stockholders to be held on December     , 2008 and the related Proxy Statement dated November     , 2008. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. As described more fully in the accompanying Proxy Statement,, you may revoke this proxy by submitting a later-dated proxy or written notice, or by attending the Special Meeting and voting your shares in person.

Voter Control Number Above Name Here	Dated:	, 2008

(Please sign here)

Please sign exactly as your name/s appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized office. If a partnership, please sign in partnership name by authorized partner.

COMMUNITY FINANCIAL SHARES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

DECEMBER ____, 2008

The undersigned hereby appoints Donald H. Fischer, Raymond A. Dieter and H. David Clayton, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Special Meeting of Stockholders of COMMUNITY FINANCIAL SHARES, INC. (the “Company”) to be held on December ____, 2008, and at any adjournment thereof, on the following proposals:

1.	Approval of an amendment to the Company’s Certificate of Incorporation to authorize for issuance up to one million (1,000,000) shares of preferred stock; and

☐ FOR                                         ☐ AGAINST                                         ☐ ABSTAIN

2.	A proposal to grant the Company’s management the authority to adjourn, postpone or continue the Special Meeting of Stockholders.

☐ FOR                                         ☐ AGAINST                                         ☐ ABSTAIN

The proxies named above are authorized to vote in their discretion with respect to other matters that properly come before the Special Meeting or any adjournment of the Special Meeting. As of November ___, 2008, Community Financial Shares, Inc. does not know of any such other matters to be presented at the Special Meeting.

You are encouraged to specify your choice by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted by the proxies unless you sign, date and return this card.

(SEE REVERSE SIDE)